                EXHIBIT 99.1

Contact: Gilbert L. Danielson
Executive Vice President
Chief Financial Officer
404-231-0011

Aaron’s, Inc.
Reduces Third Quarter
Revenue and Earnings Guidance;
Board Increases Authorization for
Share Repurchases

ATLANTA, October 4, 2013 - Aaron's, Inc. (NYSE: AAN), a leader in the sales and lease ownership and specialty retailing of residential furniture, consumer electronics, home appliances and accessories, today announced it is reducing its 2013 third quarter revenue and earnings guidance, and that the Company’s share repurchase authorization has been increased to 15 million shares.
"Revenue and customer growth for the third quarter were below our expectations," said Ronald W. Allen, Chairman, President and Chief Executive Officer of Aaron's. "Our customers continue to struggle in the current economic environment, and although traffic remains good in most stores, we are having challenges gaining customers. Both same store revenue and customer growth in Company-operated stores were basically flat during the quarter, and shipments of products to our franchisees were less compared to the third quarter a year ago. We initiated several new promotions in the latter half of the third quarter and have additional broader product promotions scheduled for the fourth quarter and beyond, and believe these and similar initiatives along with better execution at the store level will help return us to more historical revenue and customer growth. "
"Although not yet positively reflected in our financial results, we are very encouraged with the progress being made in our HomeSmart weekly business,” Mr. Allen continued. "We continue to believe HomeSmart will be a substantial future growth contributor to the Company and expect to open a significant number of new stores in 2014."
"We are obviously disappointed with the current business trends and associated financial results, but even if economic conditions don’t substantially improve for our customers in the short term, we believe Aaron’s superior business model and large consumer base will result in excellent growth and returns to shareholders in future periods. As a reflection of this confidence, we plan to resume our share repurchase program, “Mr. Allen concluded.
It is anticipated that third quarter results will include an additional accrual of approximately $13 million related to a pending regulatory investigation by the California Attorney General into Aaron's leasing, marketing and privacy practices. Included in pre-tax earnings for the second quarter of 2013 was a $15 million accrual for loss contingencies for these proceedings. The Company is continuing to cooperate in the investigation, and while the outcome of the investigation is inherently uncertain, the Company believes at the current time that no further accruals will be necessary pertaining to this investigation and anticipates achieving a comprehensive resolution without litigation.

Outlook
Mainly due to the above-mentioned revenue and customer count shortfalls, and the additional anticipated charge for the regulatory proceeding, revenue and earnings guidance is being reduced for the 2013 third quarter. Based upon preliminary results, the Company is reducing its revenue guidance for the quarter from approximately $550 million to $540 million and its GAAP diluted earnings per share guidance to a range of $.25 to $.29 from the previous guidance of $.48 to $.52. GAAP earnings for the 2013 third quarter will include the above-mentioned anticipated additional regulatory investigation accrual.
On a non-GAAP basis, the Company is reducing its third quarter diluted earnings per share guidance to a range of $.37 to $.41 from the previous guidance of $.48 to $.52. Non-GAAP earnings exclude the anticipated additional regulatory investigation accrual.
The Company will update both its GAAP and non-GAAP revenue and earnings guidance for the 2013 fourth quarter and full year when it releases its final results for the third quarter.

Share Repurchase
The Aaron’s Board of Directors have authorized the repurchase of approximately 11 million additional common shares over the existing authorized amount, bringing the total number of Aaron’s common shares currently authorized for repurchase to 15 million. Although the Company has not repurchased any shares in 2013, it currently intends to resume as soon as possible its repurchase activity through open market purchases or an accelerated buyback program, or both. At September 30, 2013, the Company had approximately $300 million of cash on hand and $100 million in investments.

Conference Call
Aaron's will hold a conference call to discuss its quarterly financial results on Friday, October 25, 2013, at 10:00 a.m. Eastern Time. The public is invited to listen to the conference call by webcast accessible through the Company's website, www.aaronsinc.com, in the “Investor Relations” section. The webcast will be archived for playback at that same site. Prior to the conference call, Aaron’s will publish its definitive results for the third quarter of 2013.
Aaron's, Inc., based in Atlanta, currently has more than 2,100 Company-operated and franchised stores in 48 states and Canada. The Company's Woodhaven Furniture Industries division manufactured approximately $95 million, at cost, of furniture and bedding at 14 facilities in seven states in 2012. Most of the production of Woodhaven is for shipment to Aaron's stores.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release regarding Aaron's, Inc.'s business that are not historical facts are "forward-looking statements" that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include factors such as changes in general economic conditions, competition, pricing, litigation and regulatory investigations, customer privacy, information security, customer demand and other issues, and the other risks and uncertainties discussed under "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012. Statements in this release that are "forward-looking" include without limitation Aaron's preliminary estimates of revenues and earnings for the third quarter of 2013, statements regarding planned share repurchases and statements regarding Aaron’s legal and regulatory accruals for loss contingencies.

Reconciliation of 2013 Third Quarter Projected Guidance for Earnings Per Share
Assuming Dilution to Non-GAAP Earnings Per Share Assuming Dilution

	Low Range	High Range
Projected Earnings Per Share Assuming Dilution	$.25	$.29
Add Regulatory Investigation Accrual	.12	.12
Projected Non-GAAP Earnings Per Share Assuming Dilution	$.37	$.41